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                                                                    Exhibit 99.1

TYCO INTERNATIONAL LTD.
SUMMARY OPENING BALANCE SHEET OF SENSORMATIC ELECTRONICS CORPORATION ACQUIRED ON OCTOBER 12, 2001
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

                                                                Audited                            Conformed
                                                                Balance                             Balance          Opening
                                                                 Sheet        Reclassification       Sheet           Balance
($ in millions)                                              June 30, 2001        Entries        June 30, 2001        Sheet
                                                           ----------------------------------------------------------------------

Cash                                                         $   269.4             $ -             $ 269.4         $ 29.3 (1)
Receivables - current                                            214.2               -               214.2          310.3 (2)
Inventories                                                      205.4               -               205.4          185.9 (3)
Deferred taxes - current                                          38.3           (38.3)                  -              -
Other current assets                                              41.4           (41.4)                  -              -
Receivables - non-current                                         43.2           (43.2)                  -              -
Revenue equipment                                                 52.1           (52.1)                  -              -
Property, plant and equipment                                    161.7            52.1               213.8          178.4 (4)
Goodwill                                                         410.5               -               410.5        1,699.4 (5)
Intangible assets                                                  -              58.2                58.2           55.4 (6)
Deferred taxes - non-current                                     154.1          (154.1)                  -              -
Other assets                                                     117.0           218.8               335.8          396.3 (7)

                                                         ---------------------------------------------------------------

Total Assets                                                 $ 1,707.3             $ -           $ 1,707.3      $ 2,855.0
                                                         ===============================================================


Current portion of long-term debt and short-term debt            $ 4.8             $ -               $ 4.8          $ 0.5
Accounts Payable                                                  72.9               -                72.9           73.7
Other current liabilities                                        216.4               -               216.4          280.4 (8)
Long-term debt                                                   380.5               -               380.5          446.8 (9)
Other non-current liabilites                                      77.8               -                77.8           69.7(10)

                                                         ---------------------------------------------------------------
Total Liabilities                                                752.4               -               752.4          871.1

Total Equity                                                     954.9               -               954.9        1,983.9(11)
                                                         ---------------------------------------------------------------

Total Liabilities and Equity                                 $ 1,707.3             $ -           $ 1,707.3      $ 2,855.0
                                                         ===============================================================
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     The audited balance sheet at June 30, 2001 was derived from Sensormatic's annual report on Form 10-K. The reclassification entries relate to certain adjustments to conform to Tyco's presentation of balance sheet data. The change from Sensormatic's balance sheet as of June 30, 2001 to its opening balance sheet as of October 12, 2001 ("acquisition balance sheet") is due to the normal continuing operations of Sensormatic during this period, with the exception of the following acquisition related items:

(1) The decrease in cash is principally due to the purchase of $185 million of receivables ($125 million current and $60 million non-current) under previously existing receivable factoring and securitization programs, which were terminated prior to the acquisition. Also contributing to the decrease is the payment of year-end bonuses, acquisition-related deal fees and other change in control related payments.

(2) The increase is due to the repurchase of $95 million in receivables related to the factoring program and $30 million to purchase the current portion of receivables previously securitized, both discussed above. Additionally, a $5 million fair value adjustment was recorded.

(3)           A fair value adjustment of $1 million was recorded.

(4) The decrease in property, plant and equipment is attributable to a fair value adjustment of $11 million and the disposal of fixed assets during the pre-acquisition period.

(5) The increase in goodwill represents the excess of the purchase price over the fair value of Sensormatic's net assets acquired.

(6)           A fair value adjustment of $3 million was recorded.

(7) The increase in other assets is primarily due to the purchase of the non-current portion of receivables previously securitized of $60 million, discussed above. Additionally, fair value adjustments totaling $8 million were recorded.

(8) The increase in other current liabilities is principally related to the estimated purchase accounting liabilities recorded for the integration of facilities and employees of $29 million and an accrual for the remaining Sensormatic shares to be exchanged for Tyco shares of $74 million, slightly offset by the payment of approximately $37 million for year-end bonuses. Additionally, a $1 million fair value adjustment was recorded.

(9) The increase in long-term debt is due to a fair value adjustment of $34 million.

(10)          Fair value adjustments totaling $2 million were recorded.

(11) In accordance with purchase accounting guidance, the balance in equity on the opening balance sheet reflects the purchase price and is comprised of the issuance of approximately 46 million shares valued at $1,941.9 million, plus the fair value of options assumed of $42.0 million. Other changes in equity from June 30, 2001 to October 12, 2001 include the following: $74 million for additional shares to be exchanged; $65 million in acquisition related charges; $65 million in fair value adjustments; $29 million for estimated purchase accounting liabilities; and currency translation loss of $17 million.